RETENTION AGREEMENT

THIS RETENTION AGREEMENT (this “Agreement”) is entered into as of the 30th day of August 2017 (the “Effective Date”) by and between Francis Knuettel II (the “Employee”) and Marathon Patent Group, Inc., a Nevada corporation, and subsidiaries (the “Company”, and together with the Employee, the “Parties”).

WHEREAS, Employee has been continuously employed as the Chief Financial Officer of the Company pursuant to that certain Executive Employment Agreement dated as of May 15, 2014, (the “Employment Agreement”);

WHEREAS, the Parties desire and agree to terminate the Employment Agreement effective immediately as of the Effective Date and to settle any and all payments that may now be or may in the future become due to Employee pursuant to the Employment Agreement; and

WHEREAS, the Parties desire to enter into this Agreement providing for Employee’s continuation as Chief Financial Officer of the Company for until such time as provided herein following the Effective Date of this Agreement, for Employee’s amicable resignation from the Company’s employment and for such other agreements as are set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

1.       Duties and Termination Date.

(a)       Duties. Employee agrees that he shall continue to serve the Company as Chief Financial Officer until the Employment Termination Date (as defined below) or such earlier time as the Board of Directors determines. Prior to the Employment Termination Date and during the period from the date hereof through and including the Employment Termination Date, Employee shall serve as the Chief Financial Officer and during such time shall be responsible for such duties and responsibilities as are commensurate with such position, including, without limitation, the duties and responsibilities as the Board of Directors and Chief Executive Officer may from time to time reasonably assign to Employee. Employee shall devote substantially all of his working time and efforts during the Company’s normal business hours to the business and affairs of the Company and its subsidiaries and to the diligent and faithful performance of the duties and responsibilities duly assigned to him pursuant to this Agreement. Employee will be deemed to be in breach of this Agreement and subject to termination for Cause (as defined herein), and Employee will receive no benefits and be terminated without further payments or benefits beyond the date of termination pursuant to the express provisions of this Agreement, in the event of material failure to perform the duties and responsibilities as set forth herein. The failure by the Employee to certify to the Company’s Form 10-K, as defined below under Section 302 of the Sarbanes-Oxley Act of 2002 (the “SOX Certification”).

(b)       Employment Termination Date. Notwithstanding the terms set forth in Section 2(c) of this Agreement, Employee acknowledges that his last day of employment with the Company shall be the later of (i) March 31, 2018, and (ii) the filing of the Company’s Form 10-K (the “Form 10-K”) for the year ended December 31, 2017 (the “Employment Termination Date”). Employee further understands and agrees that, as of the Employment Termination Date, he will no longer be authorized to conduct any business on behalf of the Company as an executive or employee or to hold himself out as an officer, employee or director of the Company. Any and all officer positions and/or titles held by Employee with the Company will be deemed to have been resigned as of the Employment Termination Date.

2.       Payment and Benefits.

(a)       Definitions.

(i)       Cause. For the purposes of this Agreement, “Cause” shall mean the occurrence of any one or more of the following: (1) Employee’s conviction by, or entry of a plea of guilty or nolo contendere in, a court of competent jurisdiction for any crime which constitutes a felony in the jurisdiction involved; (2) Employee’s misappropriation of funds or commission of an act of fraud or a crime involving moral turpitude; (3) material negligence by Employee in the scope of Employee’s services to the Company; (4) a breach by Employee of a material provision of this Agreement after notice to Employee and not less than 15 days to cure such breach; or (5) a material failure of Employee to perform his duties hereunder after notice to Employee and not less than 15 days to cure such breach.

(ii)       Disability. For the purposes of this Agreement, “Disability” shall mean a physical or mental disability that prevents the performance by the Employee, with or without reasonable accommodation, of his duties and responsibilities hereunder for a period of ninety (90) consecutive calendar days or for one hundred twenty (120) days in any one hundred eighty (180) calendar-day period.

(iii)       Change of Control. For purposes of this Agreement, “Change of Control” shall mean the occurrence of any one or more of the following: (i) the accumulation, whether directly, indirectly, beneficially or of record, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of 50% or more of the shares of the outstanding Common Stock of the Company, whether by merger, consolidation, sale or other transfer of shares of Common Stock (other than a merger or consolidation where the stockholders of the Company prior to the merger or consolidation are the holders of a majority of the voting securities of the entity that survives such merger or consolidation), (ii) a sale of all or substantially all of the assets of the Company or (iii) an acquisition, by merger, asset purchase, stock purchase or otherwise, of any business or company that requires the filing of financial statements under the rules and regulations of the SEC under the Exchange Act (a “Qualifying Transaction”), provided, however, that the following acquisitions shall not constitute a Change of Control for the purposes of this Agreement: (A) any acquisitions of Common Stock or securities convertible into Common Stock directly from the Company, or (B) any acquisition of Common Stock or securities convertible into Common Stock by any employee benefit plan (or related trust) sponsored by or maintained by the Company.

(b)       The Company shall pay or provide Employee the following payments and benefits (the “Payment and Benefits”) other than upon a termination for Cause or material breach by Employee of this Agreement :

(i)       Consulting Fee and PTO. Commencing on October 1, 2017, Employee shall receive a consultant fee at a rate of $15,000 per month (the “Consulting Fee”) in lieu of any salary or other payment not otherwise set forth herein for a period of six (6) months, payable in two equal payments on the 15th and 30th of each month. The Employee shall be responsible for paying his own taxes in connection with such payments.

(ii)       Retention Payment. The Company shall pay Employee an additional aggregate amount equal to $75,000 (the “Retention Payment”) upon the Company’s filing of the Form 10-K which contains the SOX Certification.

(iii)       Health Benefits. Employee shall be entitled to continue to receive his existing medical and other insurance benefits through the end of March 2018 in accordance with the benefits as are currently in effect and thereafter at Employee’s sole cost and expense. Employee may, if eligible, elect to continue healthcare coverage at Employee’s expense in accordance with the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or COBRA. Employee shall be responsible for the payment of all payroll taxes, Medicare and other taxes, if any arising out of this subsection, and shall indemnify the Company with respect to the payment of all such amounts.

(iv)       Equity Awards.

(1)       Upon the date that the Company’s Form 10-Kis filed with the U.S. Securities Exchange Commission, which 10-K shall contain the SOX Certification signed by the Employee, the Company shall issue to Employee a total of 200,000 shares of restricted common stock of the Company (the “Share Awards”) pursuant to the Company’s 2017 Equity Incentive Plan (the “Incentive Plan”) (the date upon which the Share Awards are issued to the Employee being referred to herein as the “Issuance Date”).

(2)        The Share Awards shall vest as follows:

20% shall vest on the 31st day following the date of issuance and an additional 20% on each 31st day following the date of issuance until fully vested.

Until vested Employee may not sell, transfer, pledge or assign the Share Award. In the event of a material breach of this Agreement by Employee all unvested Share Awards to Employee shall be immediately cancelled. . The Parties acknowledge and agree that the Company shall not file any registration statement with respect to the Share Awards without the written consent of investors as provided in the UPA.

(v)       Waiver of Right to Severance Compensation. Pursuant to Section 6 of the Employment Agreement, in the event of a termination of Employee’s employment prior to expiration of the term of the Employment Agreement, Employee was entitled to be paid the base salary, bonus and coverage under any benefit plans as Employee would have been entitled had his employment or this Agreement not been terminated for twelve (12) months from the date of termination (the “Severance Payment”). For the absence of doubt, Employee hereby expressly acknowledges and agrees to the cancellation of the Severance Payment and that, in consideration for the promises contained herein and for the payments and benefits more particularly described in this Section 2 of this Agreement, Employee hereby waives and surrenders any and all rights to receive Severance Payment, or any other payment pursuant to the Employment Agreement, including without limitation, any other compensation not expressly provided for herein.

(vi)       Waiver of Right to Bonus Compensation. Pursuant to Section 10 of the Employment Agreement, Employee was eligible to participate in the Company’s employee benefit plans as then in-effect or adopted thereafter, it being understood that Employee would have the same rights and privileges to participate in such plans and benefits as any other executive employee during the term of the Employment Agreement, including Employee’s right to receive annual incentive bonus compensation, and pursuant to Section 11 of the Employment Agreement, Employee was entitled to accrue thirty (30) paid vacation days per year. For the absence of doubt, Employee hereby waives any and all claims to the payment of any and all bonuses, benefits and vacation pay for which Employee is or could have been eligible or earned during 2017 or at any time thereafter under the Employment Agreement, pursuant to action of the Board of Directors or committee thereof, or any oral or written agreement or understanding which has not been paid as of the date of this Agreement (the “Bonus”). Employee expressly acknowledges and agrees that the Company has disputed the satisfaction of conditions precedent to payment of the Bonus and, in consideration for the promises contained herein and for the payments contemplated herein, including, without limitation, Section 2 hereof, Employee waives and surrenders any and all rights to receive payment of the Bonus, or any other payment pursuant to the Employment Agreement, including without limitation, any other compensation not expressly provided for herein.

(vii)       Tax Matters. Unless withheld and paid in accordance with Company’s normal payroll practices, Employee shall be responsible for the payment of all Employee payroll taxes, Medicare and other taxes and other taxes on any and all payments hereunder. Except as otherwise set forth herein, Employee will not be entitled to payment of any carry forward bonus, vacation or other incentive compensation, other than in accordance with the Company policy with respect to payment of any unused vacation/PTO pay (up to a maximum of 6 weeks) (payable in accordance with the Company’s personnel policy manual in effect as of the date of this Agreement). Any tax, penalties or interest as a result thereof shall be the sole responsibility of Employee who agrees to indemnify and hold harmless the Company with respect thereto.

(viii)       Termination of Employment Agreement. Employee and Company hereby acknowledge and agree that the Employment Agreement is hereby terminated and of no further force and effect and except as otherwise set forth herein, Employee shall not be entitled to any payment in the nature of severance, Change of Control or termination pay from the Company, and that the terms set forth herein is in full satisfaction of all obligations owed to Employee.

(ix)       Full Satisfaction. The Parties acknowledge and agree that the consideration set forth in this Agreement is in full, final and complete settlement of any and all claims which Employee could make, against the Company or any of its affiliates, investors, attorneys, accountants or other third parties as of the Effective Date, in any complaint, charge, or civil action, whether for actual, nominal, compensatory, or punitive damages (including attorneys’ fees). Employee acknowledges that such consideration is being made as consideration for the waivers and releases set forth therein. Notwithstanding anything herein to the contrary, Employee shall continue to be entitled to the full extent permitted by law to indemnification and advancement as set forth in Section 3 hereof, and to maintain and assert any counterclaim or defense (notwithstanding release herein) in any litigation in which the Employee shall be named as a defendant, which rights shall not be released hereby.

(c)       Termination.

(i)       If Employee’s employment is terminated by the Company prior to the Employment Termination Date for (1) reasons other than for Cause or (2) as a result of Employee’s Disability, Employee shall be entitled to receive all Payment and Benefits as set forth in Section 2(b) of this Agreement.

(ii)       If, prior to the Employment Termination Date, Employee (1) voluntary resigns from the Company or (2) is terminated by the Company for Cause, Employee shall be entitled only to Payment and Benefits as set forth in Section 2(b) (i) of this Agreement through the date on which Employee’s voluntary resignation or Employee’s termination for Cause is deemed effective at which time all such Payment and Benefits shall terminate.

3.       Releases.

(a)       Employee’s Release of the Company. In consideration for the payments and benefits described above and for other good and valuable consideration, Employee hereby releases and forever discharges the Company, as well as its affiliates and all of their respective directors, officers, employees, members, agents, and attorneys (the “Released Parties”), of and from any and all manner of actions and causes of action, suits, debts, claims, and demands whatsoever, in law or equity, known or unknown, asserted or unasserted, which he ever had, now has, or hereafter may have on account of his employment with the Company prior to the Effective Date, the termination of his employment with the Company, and/or any other fact, matter, incident, claim, injury, event, circumstance, happening, occurrence, and/or thing of any kind or nature which arose or occurred prior to the date when he executes this Agreement, including, but not limited to, any and all claims for wrongful termination; breach of any implied or express employment contract; unpaid compensation of any kind; breach of any fiduciary duty and/or duty of loyalty; breach of any implied covenant of good faith and fair dealing; negligent or intentional infliction of emotional distress; defamation; fraud; unlawful discrimination, harassment; or retaliation based upon age, race, sex, gender, sexual orientation, marital status, religion, national origin, medical condition, disability, handicap, or otherwise; any and all claims arising under arising under Title VII of the Civil Rights Act of 1964, as amended (“Title VII”); the Equal Pay Act of 1963, as amended (“EPA”); the Age Discrimination in Employment Act of 1967, as amended (“ADEA”); the Americans with Disabilities Act of 1990, as amended (“ADA”); the Family and Medical Leave Act, as amended (“FMLA”); the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); the Sarbanes-Oxley Act of 2002, as amended (“SOX”); the Worker Adjustment and Retraining Notification Act of 1988, as amended (“WARN”); and the common law of the State of California; and/or any other federal, state, or local law(s) or regulation(s); any and all claims for damages of any nature, including compensatory, general, special, or punitive; and any and all claims for costs, fees, or other expenses, including attorneys’ fees, incurred in any of these matters. The Company acknowledges, however, that Employee does not release or waive any rights to contribution or indemnity under this Agreement to which he may otherwise be entitled. The Company also acknowledges that Employee does not release or waive any claims, and that he retains any rights he may have, to any vested 401(k) monies (if any) or benefits (if any), or any other benefit entitlement that is vested as of the Employment Termination Date pursuant to the terms of any Company-sponsored benefit plan governed by ERISA. Nothing contained herein shall release the Company from its obligations set forth in this Agreement.

(b)       The Company’s Release of Employee. In consideration for the Release set forth above and for other good and valuable consideration, Company hereby releases and forever discharges the Employee, and its heirs, personal representatives, successors and assigns (the “Employee Released Parties”), of and from any and all manner of actions and causes of action, suits, debts, claims, and demands whatsoever, in law or equity, known or unknown, asserted or unasserted, which Company ever had, now has, or hereafter may have on account of, relating to or arising out of Employee’s employment with the Company prior to the Effective Date, and/or any other fact, matter, incident, claim, injury, event, circumstance, happening, occurrence, and/or thing of any kind or nature which arose or occurred prior to the date when Company executes this Agreement; provided however, that Employee shall not be released from any claims asserted by or related to any claims that can be asserted by shareholders of the Company or any regulatory body or authority, including any claim that could be considered within the scope of any release provided herein, including any of the Company’s shareholders in any shareholder derivative action, class claims or similar action brought by any shareholder or on behalf of the Company.

Notwithstanding the foregoing, however, in the event that Employee is named as a defendant in any shareholder derivative action or is threatened to be made a party to any such action, Employee shall be entitled to be indemnified by the Company to the full extent permitted by law and shall be provided with coverage to the extent coverage is available under the Company’s directors’ and officers’ liability insurance policies. Moreover, Employee acknowledges that the Company does not release or waive any rights to contribution or indemnity under this Agreement to which he may otherwise be entitled. Nothing contained herein shall release Employee from his obligations set forth in this Agreement.

4.       Mutual Consent. The Parties hereto, and each of them, do hereby: (i) acknowledge that they have reviewed or caused to be reviewed the Employment Agreement, including with counsel of their choice; (ii) acknowledge that they have reviewed or cause to be reviewed this Agreement, including with counsel of their choice; (iii) unconditionally consent to the termination of the Employment Agreement by the Company and Employee; and (iv) unconditionally consent to the release of any and all claims as described in Section 4 of this Agreement as applicable.

5.       Non-Disparagement. Each of Employee and the Company hereby agrees, for himself and itself and any other of their respective representatives while they are acting on his or its behalf, that he and it have not and will not, directly or indirectly, disparage, make negative statements about or act in any manner which is intended to or does damage to the goodwill or business or personal reputations of the other party or their respective affiliates.

6.       Confidential Information; Proprietary Matters.

(a)       Confidential Information. Employee understands and acknowledges that during the course of his employment by the Company through the Employment Termination Date, he had access to Confidential Information (as defined below) of the Company. Employee agrees that, at no time during the Term or thereafter, will Employee (i) use Confidential Information for any purpose other than in connection with services provided under this Agreement or (ii) disclose Confidential Information to any person or entity other than to the Company or persons or entities to whom disclosure has been authorized by the Company. As used herein, “Confidential Information” includes all data or material (regardless of form) with respect to the Company or any of its assets, prospects, business activities, officers, directors, employees, borrowers, or clients which is: (i) a trade secret, as defined by the Uniform Trade Secrets Act: (i) provided, disclosed, or delivered to Employee by the Company, any officer, director, employee, agent, attorney, accountant, consultant, or other person or entity employed by the Company in capacity, any client, borrower, advisor, or business associate of the Company, or any public authority having jurisdiction over the Company or any business activity conducted by the Company; or (iii) produced, developed, obtained or prepared by or on behalf of Employee or the Company (whether or not such information was developed in the performance of the Agreement). Notwithstanding the foregoing, the term “Confidential Information” shall not include any information, data, or material which, at the time of disclosure or use, was generally available to the public other than by a breach of this Agreement, was available to the party to whom disclosed on a non-confidential basis by disclosure or access provided by the Company or a third party without breaching any obligations of the Company or such third party, or was otherwise developed or obtained legally and independently by the person to whom disclosed without a breach of this Agreement. This Section 6(a) shall not preclude Employee from disclosing Confidential Information if compelled to do so by law or valid legal process, provided that if Employee believes Employee is so compelled by law or valid legal process, Employee will notify the Company in writing sufficiently in advance of any such disclosure to allow the Company the opportunity to defend, limit, or otherwise protect its interests against such disclosure unless such notice is prohibited by law. The rights and obligations of the Parties under this Section 6(a) shall survive the expiration or termination of this Agreement for any reason.

(b)       Proprietary Matters. Employee expressly agrees that any and all improvements, inventions, discoveries, processes, or know-how that are generated or conceived by Employee during the term of his employment through the Employment Termination Date, whether conceived during Employee’s regular working hours or otherwise, will be the sole and exclusive property of the Company. Whenever requested by the Company (either as of the Employment Termination Date or thereafter), Employee will assign or execute any and all applications, assignments and/or other documents, and do all things, which the Company reasonably deems necessary or appropriate, in order to permit the Company to: (i) assign and convey, or otherwise make available to the Company, the sole and exclusive right, title, and interest in and to said improvements, inventions, discoveries, processes or know-how; or (ii) apply for, obtain, maintain, enforce and defend patents, copyrights, trade names, or trademarks of the United States or of foreign countries for said improvements, inventions, discoveries, processes, or know-how. However, the improvements, inventions, discoveries, processes, or know-how generated or conceived by Employee and referred to in this Section 6(b) (except those which may be included in the patents, copyrights, or registered trade names or trademarks of the Company) will not be exclusive property of the Company at any time after having been disclosed or revealed or have otherwise become available to the public or to a third party on a non-confidential basis other than by a breach of the Agreement or after they have been independently developed or discussed without a breach of this Agreement by a third party who has no obligation to the Company. The rights and obligations of the Parties under this Section 6(b) shall survive the expiration or termination of this Agreement for any reason.

(c)       Injunctive Relief. Employee acknowledges and agrees that any violation of Sections 6(a) and 6(b) of this Agreement would result in irreparable harm to the Company and, therefore, agrees that, in the event of an actual, suspected, or threatened breach of Sections 6(a) and 6(b) of this Agreement, the Company shall be entitled to an injunction restraining Employee from committing or continuing such actual, suspected or threatened breach. The Parties acknowledge and agree that the right to such injunctive relief shall be cumulative and shall not be in lieu of, or be construed as a waiver of the Company’s right to pursue, any other remedies to which it may be entitled in law or in equity. The Parties agree that for purposes of Sections 7(a) and 7(b) of the Agreement, the term “Company” shall include the Company and its affiliates as well as any person or entity that is assignee of the rights of Company in and to any such Confidential Information. Notwithstanding anything herein to the contrary Company agrees that Consultant may render assistance, including for compensation, to any assignee of the Company’s intellectual property which shall not deemed a violation hereof.

7.       Return of Property. Immediately upon the Employment Termination Date, Employee shall return to the Company all of Company’s property, including, without limitation, Confidential and Proprietary Information (as that term is defined above), office keys, Company identification cards, access passes, and all documents, files, equipment, computers, laptops, printers, telephones, cell phones, beepers, pagers, palm pilots, BlackBerry or similar devices, fax machines, credit cards, computer software, diskettes and access materials and other property prepared by, for or belonging to Company (all of such Company Property being referred to herein as “Company Property”). Following the Employment Termination Date, Employee shall not (i) utilize Company Property or make or retain any copies, duplicates, reproductions or excerpts of Company Property; and (ii) access, utilize or affect in any manner, any of Company Property, including, without limitation, its electronic communications systems or any information contained therein.

8.       Future Cooperation. Employee agrees to reasonably cooperate with the Company, its financial and legal advisors in any claims, investigations, administrative proceedings or lawsuits which relate to the Company and for which Employee may possess relevant knowledge or information. Any travel and accommodation expenses incurred by the Employee as a result of such cooperation will be reimbursed in accordance with the Company’s standard policies. The Parties agree that should Employee’s assistance be required in connection with any business matters that the Parties will agree to reasonable compensation for such services.

9.       Applicable Law and Dispute Resolution. Except as to matters preempted by ERISA or other laws of the United States of America, this Agreement shall be interpreted solely pursuant to the laws of the State of Nevada, exclusive of its conflicts of laws principles. Each of the Parties hereto irrevocably submits to the exclusive jurisdiction of the courts of the State of Nevada, for the purposes of any suit, action, or other proceeding arising out of this Agreement or any transaction contemplated hereby.

10.       Entire Agreement. This Agreement may not be changed or altered, except by a writing signed by both Parties. Until such time as this Agreement has been executed and subscribed by both Parties hereto: (i) its terms and conditions and any discussions relating thereto, without any exception whatsoever, shall not be binding nor enforceable for any purpose upon any party; and (ii) no provision contained herein shall be construed as an inducement to act or to withhold an action, or be relied upon as such. This Agreement constitutes an integrated, written contract, expressing the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersedes any and all prior agreements and understandings, oral or written, between the Parties.

11.       Assignment. Employee has not assigned or transferred any claim he is releasing, nor has he purported to do so. If any provision in this Agreement is found to be unenforceable, all other provisions will remain fully enforceable. This Agreement binds Employee’s heirs, administrators, representatives, executors, successors, and assigns, and will insure to the benefit of all Released Parties and their respective heirs, administrators, representatives, executors, successors, and assigns.

12.       Binding Effect. This Agreement will be deemed binding and effective immediately upon its execution by the Employee; provided, however, that in accordance with the Age Discrimination in Employment Act of 1967 (“ADEA”) (29 U.S.C. § 626, as amended), Employee’s waiver of ADEA claims under this Agreement is subject to the following: Employee may consider the terms of his waiver of claims under the ADEA for twenty-one (21) days before signing it and may consult legal counsel if Employee so desires. Employee may revoke his waiver of claims under the ADEA within seven (7) days of the day he executes this Agreement. Employee’s waiver of claims under the ADEA will not become effective until the eighth (8th) day following Employee’s signing of this Agreement. Employee may revoke his waiver of ADEA claims under this Agreement by delivering written notice of his revocation, via facsimile and overnight mail, before the end of the seventh (7th) day following Employee’s signing of this Agreement to: Harvey Kesner, Esq., Sichenzia Ross Ference Kesner LLP, 61 Broadway, 32nd Floor, New York, NY 10006, Fax: 212-930-9725. In the event that Employee revokes his waiver of ADEA claims under this Agreement prior to the eighth (8th) day after signing it, the remaining portions of this Agreement and the duties and obligations of each party under this Agreement shall remain in full force in effect. Employee further understands that if Employee does not revoke the ADEA waiver in this Agreement within seven (7) days after signing this Agreement, his waiver of ADEA claims will be final, binding, enforceable, and irrevocable.

EMPLOYEE UNDERSTANDS THAT FOR ALL PURPOSES OTHER THAN HIS WAIVER OF CLAIMS UNDER THE ADEA, THIS AGREEMENT WILL BE FINAL, EFFECTIVE, BINDING, AND IRREVOCABLE IMMEDIATELY UPON ITS EXECUTION.

13.       Acknowledgements. The Parties agree that:

(a)       Each has consulted with and has been represented by counsel in connection with the negotiation and execution of this Agreement;

(b)       Employee has been advised that Sichenzia Ross Ference Kesner LLP has acted as counsel to the Company and not to Employee, and Employee has been advised to consult and has been provided with an opportunity to consult with legal counsel of his choosing in connection with this Agreement;

(c)       Each fully understands the significance of all of the terms and conditions of this Agreement and has discussed them with each of their respective independent legal counsel or has been provided with a reasonable opportunity to do so;

(d)       Each has had answered to his satisfaction any questions asked with regard to the meaning and significance of any of the provisions of this Agreement;

(e)       Employee is signing this Agreement knowingly, voluntarily and in full settlement of all claims which existed in the past or which currently exist that arise out of his employment with the Company or the termination of his Employment; and

(f)       Each agrees to abide by all the terms and conditions contained herein.

14.       Notices. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be delivered (i) personally or (ii) by first class mail, certified, return receipt requested, postage prepaid, (iii) by overnight courier, with acknowledged receipt, in the manner provided for in this Paragraph 15, and properly addressed as follows:

If to the Company:

Marathon Patent Group, Inc.

11100 Santa Monica Blvd., Ste. 380

Los Angeles, CA

With a copy to:

Harvey Kesner, Esq.

Sichenzia Ross Ference Kesner LLP

1185 Avenue of the Americas, 37th Floor

New York, NY 10036

If to Employee:

Francis Knuettel II

3465 S. Madison Street

Denver, CO 80210

15.       Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Parties. In the event that any signature is delivered by facsimile transmission or by an e-mail which contains a portable document format (.pdf) file of an executed signature page, such signature page shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.

[Signature page follows]

IN WITNESS HEREOF, the Parties hereby enter into this Agreement and affix their signatures as of the date first above written.

MARATHON PATENT GROUP, INC.

By:	/s/ Doug Croxall

Name:	Doug Croxall
Title:	Chief Executive Officer

/s/ FRANCIS KNUETTEL II
FRANCIS KNUETTEL II